EXHIBIT 5.1
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                    [Sheppard, Mullin, Richter & Hampton LLP Letterhead]



June 10, 2004


HemaCare Corporation
21101 Oxnard Street
Woodland Hills, California  91367

                  Re:   Registration Statement on Form S-8

Ladies and Gentlemen:

            We have acted as special counsel to HemaCare Corporation, a California corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 1,000,000 shares of the Company's Common Stock issuable pursuant to the Company's 2004 Stock Purchase Plan (the "Plan"). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

            We have reviewed the Company's charter documents and the corporate proceedings taken by the Company with respect to the establishment and amendment of the Plan. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from the officers of the Company certificates as to certain factual matters necessary for the purpose of this opinion and, insofar as this opinion is based on such matters of fact, we have relied on such certificates without independent investigation.

            Based on such review, we are of the opinion that, if, as and when the shares of the Company's Common Stock are issued and sold (and the consideration therefor received and appropriate stock certificates therefor executed and delivered) pursuant to the provisions of the Plan, such shares will be validly issued, fully paid and nonassessable.

            We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

            We express no opinion as to matters governed by any laws other than the California General Corporation Law, the applicable provisions of the
California Constitution and reported decisions of the California courts interpreting these laws.

            We express no opinion on securities issued pursuant to any other registration statement of the Company.



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Page Two

            This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan, or the shares of the Company's Common Stock issuable under the Plan.

                                         Respectfully submitted,

                                    /s/  Sheppard, Mullin, Richter & Hampton LLP

                              Sheppard, Mullin, Richter & Hampton LLP